Exhibit (k)(9)

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT dated as of June 27, 2024 (this “Amendment”) amends the Credit Agreement dated as of October 4, 2023 (the “Credit Agreement”) between Alternative Credit Income Fund, a Delaware statutory trust registered as a closed-end management investment company operating as an interval fund under the Investment Company Act (the “Borrower”), and U.S. Bank National Association, a national banking association (the “Lender”). Capitalized terms used but not otherwise defined herein have the respective meanings given to them in the Credit Agreement.

WHEREAS, the Borrower and the Lender have entered into the Credit Agreement; and

WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respect as set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 3, the Credit Agreement is amended in its entirety to read as set forth on Exhibit A hereto.

SECTION 2. Representations and Warranties. The Borrower represents and warrants to the Lender that, after giving effect to the effectiveness hereof:

(a)       the representations and warranties contained in Article V of the Credit Agreement are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date;

(b)       (i) there have been no amendments, modifications or supplements to its Constituent Documents since the certificate delivered to the Lender on October 17, 2023 and each such document remains in full force and effect as of the date hereof, and (ii) there have been no changes to the incumbency of the Borrower since the certificate delivered to the Lender on October 17, 2023; and

(c)       no Default or Event of Default exists.

SECTION 3. Effectiveness. This Amendment shall become effective when the Lender shall have received the following:

(a)       counterparts of this Amendment executed by the Borrower and the Lender,

(b)       a certificate of the Secretary or an Assistant Secretary of the Borrower certifying (i) that there have been no amendments, supplements or other modification in the charter document of the Borrower or the Constituent Documents, including the Prospectus, of the Borrower since October 4, 2023 or, if so, attaching true, complete and correct copies of any such amendment, supplement or modification and (ii) resolutions of the board of trustees or other governing body of the Borrower of the Borrower authorizing the execution, delivery and performance of this Amendment and the Credit Agreement as amended by this Amendment, and

(c)       all fees and other amounts due and payable on or prior to the date hereof, including to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including legal costs and expenses) required to be reimbursed or paid by the Borrower hereunder.

SECTION 4. Miscellaneous.

4.1       Continuing Effectiveness, etc. As herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. After the effectiveness of this Amendment, all references in the Credit Agreement to “this Agreement” and in the other Loan Documents to the “Credit Agreement” or similar terms shall refer to the Credit Agreement as amended by this Amendment.

4.2       Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart hereby by facsimile or in .pdf or similar format shall constitute delivery of a manually executed counterpart of this Amendment.

4.3       Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

4.4       Successors and Assigns. The terms and provisions of this Amendment shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective permitted successors and assigns.

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IN WITNESS WHEREOF, the Borrower and the Lender have executed this Amendment as of the date first above written.

ALTERNATIVE CREDIT INCOME FUND, as Borrower
By:	/s/ Edward Goldthorpe
Name:	Edward Goldthorpe
Title:	Chief Executive Officer, President, Trustee and Chairman

U.S. BANK NATIONAL ASSOCIATION, as Lender
By:	/s/ Matthew D. Spies
Name:	Matthew D. Spies
Title:	Senior Vice President

[Signature Page to First Amendment]